Exhibit 99.16

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 25, 2026, relating to the financial statements and financial highlights of Global Atlantic Goldman Sachs Core Fixed Income Portfolio and Global Atlantic BlackRock High Yield Portfolio, each a series of Forethought Variable Insurance Trust, which are included in Form N-CSR for the year ended December 31, 2025, and to the references to our firm under the headings “General Information”, “Financial Highlights”, “Independent Registered Public Accounting Firm”, and in Appendix A (Form of Agreement and Plan of Reorganization), Section 4 (Representations and Warranties), Sections 4.1.(i), and 4.2.(g) of the Combined Information Statement/Prospectus.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

July 9, 2026